Exhibit (p)(3)

Grimaldi Portfolio Solutions. (GPS)
Executive Park
1207 Route 9, Suite 10
Wappingers Falls, New York   12590

Code of Ethics

GPS provides investment advice and management to individually managed accounts. GPS holds a limited power of attorney to act on a discretionary basis with client funds.

NEED FOR SUPERVISORY PROCEDURES:  Under rule 206(4)-7, it is unlawful for an investment adviser registered with the Commission (a $25 million advisor) to provide investment advice unless the adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act by the adviser or any of its supervised persons.

Where appropriate, advisers’ policies and procedures should employ, among other methods of detection,

i. compliance tests that analyze information over time in order to identify unusual patterns, including, for example, an analysis of the quality of brokerage executions (for the purpose of evaluating the adviser’s fulfillment of its duty of best execution), or
ii.an analysis of the portfolio turnover rate (to determine whether portfolio managers are overtrading securities), or
iii.an analysis of the comparative performance of similarly managed accounts (to detect favoritism, misallocation of investment opportunities, or other breaches of fiduciary responsibilities).

ANNUAL REVIEW OF SUPERVISORY PROCEDURES:  Rule 206(4)-7. An investment Advisor must review, no less frequently than annually, the adequacy of compliance policies and procedures established and the effectiveness of their implementation.  The review should consider:
i. any compliance matters that arose during the previous year
ii. any changes in the business activities of the adviser or its affiliates:
iii. any changes in the Advisers Act or applicable regulations that might suggest a need to revise the policies or procedures: review http://www.sec.gov/rules/final.shtml

CHIEF COMPLIANCE OFFICER:  Rule 206(4)-7 requires each adviser registered with the Commission to designate a chief compliance officer, Sheila E. Pitz (who is a supervised person) to administer its compliance policies and procedures.  An adviser’s chief compliance officer should be competent and knowledgeable regarding the Advisers Act and should be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for GPS.  Thus, the compliance officer should have a position of sufficient seniority and authority within the organization to compel others to adhere to the compliance policies and procedures.

Having the title of chief compliance officer does not, in and of itself, carry supervisory responsibilities.  Thus, a chief compliance officer appointed in accordance with rule 206(4)-7 (or rule 38a-1) would not necessarily be subject to sanction for failure to supervise other advisory personnel.  A compliance officer who does have supervisory responsibilities can continue to rely on the defense provided for in section 203(e)(6) of the Advisers Act.  Section 203(e)(6) provides that a person shall not be deemed to have failed to reasonably supervise another person if: (i) the adviser had adopted procedures reasonably designed to prevent and detect violations of the federal securities laws; (ii) the adviser had a system in place for applying the procedures; and (iii) the supervising person had reasonably discharged his supervisory responsibilities in accordance with the procedures and had no reason to believe the supervised person was not complying with the procedures.

CODE OF ETHICS:

Rule 204A-1 under the Advisers Act requires registered investment advisers to adopt codes of ethics.  Each adviser’s code of ethics must set forth a standard of business conduct that the adviser requires of all its supervised persons.  A code of ethics should set out ideals for ethical conduct premised on fundamental principles of openness, integrity, honesty, and trust.  A good code of ethics should effectively convey to employees the value the advisory firm places on ethical conduct and should challenge employees to live up not only to the letter of the law, but also to the ideals of the organization.

Codes of Ethics require all Access persons to:

   i.  Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers and employees, colleagues in the investment profession, and other participants inthe global capital markets.
   ii. Place the interests of clients, the interests of their employer, and the integrity of the investment profession above their own personal interests.
   iii. Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
   iv. Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.
   v. Promote the integrity of, and uphold the rules governing, global capital markets.
   vi. Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

Investment adviser codes of ethics, at a minimum, include: (1) A standard (or standards) of business conduct required of your supervised persons, which standard must reflect fiduciary obligations of the advisor and supervised persons; (2) Provisions requiring your supervised persons to comply with applicable federal securities laws; (3) Provisions that require all of your “access persons” to report, and you to review, their personal securities transactions and holdings periodically; (4) Provisions requiring supervised persons to report any violations of your code of ethics promptly to your chief compliance officer or, provided your chief compliance officer also receives reports of all violations, to other persons you designate in your code of ethics; and (5) Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgement of their receipt of the code and any amendments.

A code of ethics must also require access persons to obtain approval before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or private placement.

(1)  Standards of Business Conduct

Code of Ethics

My signature below indicates that I will comply with all the following provisions of the GPS Code of Ethics:

i.	I will not engage in any conduct involving dishonesty, fraud, deceit, or commit any act that reflects adversely on my integrity, trustworthiness, or professional competence.
ii.	If I provide investment advice to clients or prospective clients, I will make a reasonable inquiry into the investment experience, risk and return objectives, and financial constraints of the client or prospective client before making any investment recommendation or taking investment action and will reassess and update this information as needed. If I am responsible for managing a portfolio to a specific mandate, strategy, or style, I will only make investment recommendations or take investment actions that are consistent with the stated objectives, and constraints of the portfolio.
iii.
I will exercise diligence, independence, and thoroughness in conducting investment analysis, making investment recommendations, and taking investment actions; and I will have a reasonable and adequate basis supported by appropriate research and investigation, for making any investment analysis, recommendation, and taking any action.

iv.
I will create and maintain appropriate records to support my investment analyses, recommendations, actions, performance, and other investment-related communications with clients and prospective clients.

v.
Upon request I will disclose to clients and prospective clients the basic format and general principles of the investment processes by which investments are analyzed, securities are selected, and portfolios are constructed and will promptly disclose any changes that might materially affect those processes.  I will use reasonable judgment in identifying which factors are important to client investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

vi.
I will make full and fair disclosure of all matters that could reasonably be expected to impair my independence and objectivity or interfere with my respective duties to GPS, clients, or prospective clients.  I will ensure thatdisclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

vii.	I will not knowingly make any statement that misrepresents facts relating to investment analysis, recommendations, actions, or other professional activities.
viii.
I will not make or imply any assurances or guarantees regarding any investment except to communicate accurateinformation regarding the characteristics and terms of the investment instrument and the issuer’s obligations under the instrument.

ix.	When I communicate investment performance information, I will make reasonable efforts to ensure that it is fair, accurate, and complete.
x.
I will keep information about current, former, and prospective clients confidential unless: 1. the information concerns illegal activities on the part of the client or prospective client, 2.  disclosure is required by law, or 3.  the client or prospective client provides written permission allowing disclosure of the information.

xi.	I will place the interests of GPS before my own and will not deprive the firm of the advantage of my skills and abilities, divulge confidential information, or otherwise cause harm to the firm.
xii.	I will comply with the policies and procedures established by GPS to the extent that there is no conflict with applicable laws, rules, and regulations.
xiii.
I will make every effort to understand and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or professional association governing professional activities.  I will not knowingly participate or assist in, and will dissociate myself from, any violation of such laws, rules or regulations.

xiv.	I will make reasonable efforts to detect and prevent violations of applicable laws, rules, and regulations by anyone subject to my supervision or authority.
xv.	If I possess material nonpublic information related to the value of an investment I will not act, or cause others to act, on the information, until that information is made public.

I will not offer, solicit, or accept any gift, benefit, compensation or consideration that could be reasonably expected to compromise my own or another’s independence and objectivity.  I will not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with GPS unless I obtain written consent. Gifts of a nominal value (i.e., gifts whose reasonable aggregate value is no more than $25, customary business meals, entertainment (e.g., reasonable sporting events) and promotional items (e.g., pens, mugs, T-Shirts) may be accepted.

xvi.	I will comply with trading restrictions for securities listed on the GPS approved list.
xvii.
I will disclose any Outside Business Activity: All covered person Board Memberships, advisory positions, trade group positions, management positions or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, except for purely charitable or civic involvements which do not impinge on the covered persons work commitment to the Adviser.

xviii.
I will provide the GPS compliance officer with duplicate trade confirmations and or account statements for all personal securities accounts. I acknowledge in writing that all personal securities accounts and securities holdings have been reported to the GPS compliance officer.

xix.
I will refrain from buying and selling any and all individual securities, including shares full or fractional of any or all electronically traded Funds (ETF’s) for my account(s).  Selling a preexisting position is permitted. All open-end mutual funds are permitted.  This includes immediate family members.

xx.	I will not invest in IPO’s prior to secondary trading and must receive pre-clearance to invest in private placements by the GPS compliance officer.
xxi.	I will promptly report any observed violations of this Code of Ethics to the GPS compliance officer.
xxii.	I will promptly return a signed and dated acknowledgement of this Code of Ethics to the GPS compliance officer.

(2) Provisions requiring your Access persons to comply with applicable federal securities laws:

 Access persons must understand and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or professional association governing professional activities.  They must not knowingly participate or assist in, and must dissociate themselves from, any violation of such laws, rules or regulations.

(3) Reporting of Personal Securities Trading

Each adviser’s code of ethics must require an adviser’s “access persons” to periodically report their personal securities transactions and holdings to the adviser’s chief compliance officer or other designated persons.

Initial and Annual Holdings Reports

The code of ethics must require a complete report (brokerage statements are OK) of each access person’s securities holdings, at the time the person becomes an access person and at least once a year thereafter. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). The initial holding reports need to be reported to the CCO within 10 days of becoming an access person.

An access person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement includes the type of security ticker/cusip number, the number of shares and principal amount of each reportable security, the custodian/bank or broker name.  Similarly, if a supervised person has previously provided such statement to the adviser or has previously been reporting or supplying brokerage confirms for all securities transactions and the adviser has maintained them as a composite record containing all the requisite information, the access person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing.  These written acknowledgements may be made electronically.

Rule 204A-1 does not, however, permit an access person to avoid filing an initial or annual holding report simply because all information has been provided over a period of time in various transaction reports (confirmations).  One reason for requiring a holdings report is that the adviser’s compliance personnel and SEC examiners have ready access to a “snapshot” of the access person’s holdings and are not required to piece the information together from transaction reports.

Although the SEC is not adopting a proposed requirement that advisers maintain these records electronically, they “have strong expectations that most advisers will need to maintain these records electronically in order to meet their responsibilities to review these records and monitor compliance with  their codes.”

Quarterly Transaction Reports

Access persons will submit an Employee Investment Account form which indicates whether the access person has/had any investment accounts. The EIA form is to be submitted with respective copies of statements that includes the type of security ticker/cusip number, the number of shares and principal amount of each reportable security, the custodian/bank or broker name   for the previous quarter to the CCO for review.  The code of ethics may excuse access persons from submitting transaction reports that would duplicate information contained in trade confirmations or account statements that the adviser holds in its records, provided the adviser has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.  The CCO will review each access persons reports, and the President will review the CCO’s reports.

Initial Public Offerings and Private Placements

The code of ethics must require that access persons obtain the adviser’s approval before investing in an initial public offering (“IPO”) or private placement.  Advisers that elect to prohibit their access persons from investing in IPO’s and private placements do have to include this pre-clearance provision.

Review of Reports

The code of ethics must also require the adviser to review holding and transaction reports. Review of personal securities holding, and transaction reports should include an assessment of whether the access person followed required internal procedures, and:

i.	Compare the personal trading to any restricted lists
ii.
Assess whether the access person is trading for his own account in the same securities he is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for himself.

iii.	Periodically analyze the access person’s trading for patterns that may indicate abuse, including market timing.
iv.	Investigate any substantial disparities between the quality of performance the access person achieves for his own account and that he achieves for clients; and
v.
Investigate any substantial disparities between the percentage of trades that are profitable when the access person trades for his own account and the percentage that are profitable when he places trades for clients.

(4)  Reporting Violations

Under rule 204A-1, each adviser’s code of ethics must require prompt internal reporting of any violations of the code.  Violations must be reported to the adviser’s chief compliance officer.

(5)  Educating Employees about the Code of Ethics

An adviser’s Code of Ethics must require the adviser to provide each supervised person with a copy of the Code of Ethics and any amendments.  The code must also require each supervised person to acknowledge, in writing, his receipt of those copies.

Recordkeeping: Rule 204-2(a)(13) requires advisers to keep a record of the names of their access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons’ acquisition of securities in IPOs and limited offerings.

The standard retention period required for books and records under rule 204-2 is five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser.  Codes of ethics must be kept for five years after the last date they were in effect.  Supervised person acknowledgements of the code must be kept for five years after the individual ceases to be a supervised person.  Similarly, the list of access persons must include every person who was an access person at any time within the past five years, even if some of them are no longer access persons of the adviser.

Amendment to Form ADV: Part II of Form ADV requires advisers to describe their codes of ethics to clients and, upon request, to furnish clients with a copy of the code of ethics.

EFFECTIVE DATE

The effective date of the new rule and amendments is August 31, 2004.  Advisers must comply with the new rule and rule amendments by January 7, 2005.  By this compliance date, each adviser must have adopted its code of ethics and be prepared to maintain and enforce it.  In addition to fundamentals such as articulating its chosen standards of conduct, each adviser’s preparation will necessarily include identifying its access persons, providing a copy of the code of ethics to each supervised person and receiving their acknowledgement.  Also by January 7, 2005, each adviser must have an initial holdings report from each access person, and must arrange for the submission of quarterly transaction reports.  Access persons’ personal securities transaction reports for the calendar quarter ended March 31, will be due no later than April 30.